Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-254696) on Form S-3 of Valley National Bancorp of our report dated March 1, 2022, with respect to the consolidated financial statements of Bank Leumi Le-Israel Corporation and Subsidiaries which report appears in Amendment No. 1 to Form 8-K of Valley National Bancorp dated June 13, 2022 and to the references to our firm under the heading “Experts” in the prospectus supplement contained in such registration statement.

/s/ KPMG LLP

New York, New York

September 14, 2022